EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES MARCH CASH DISTRIBUTION

Dallas, Texas, March 18, 2024 – Argent Trust Company, as Trustee of the Cross Timbers Royalty Trust (the “Trust”) (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.019390 per unit, payable on April 12, 2024, to unitholders of record on March 28, 2024. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	15,000	50,000	$73.26	$5.94
Prior Month Distribution	14,000	123,000	$73.21	$4.26

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Excess Costs

XTO Energy has advised the Trustee that $8,000 of excess costs were recovered on properties underlying the Texas Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests total $3,375,000, including accrued interest of $883,000.

XTO Energy has advised the Trustee excess costs increased by $707,000 on properties underlying the Oklahoma Working Interest net profits interests, primarily due to drilling costs from the Hewitt Unit for six new drill wells completed in fourth quarter 2023 that are currently producing. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests total $724,000, including accrued interest of $113.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839